Exhibit 3-a

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION OF

CHINA AOXING PHARMACEUTICAL COMPANY, INC.

Pursuant to the provisions of section 607.1006, Florida Statues, this Florida Profit Corporation adopts the following amendment to its Articles of Incorporation:

AMENDMENT ADOPTED

ARTICLE III, Section 3.1 of the Articles of Incorporation of the Corporation is amended to read in its entirely as follows:

3.1.

Authorized Shares.  The Corporation is authorized to issue 200,000,000 shares of Common Stock, $.001 par value (“Common Stock”) and 1,000,000 shares of Preferred Stock, $.001 par value (“Preferred Stock”).   The board of directors may provide for the issuance of the preferred shares in one or more series, and may determine the preferences, limitations and relative rights of each such series, by filings articles of amendment pursuant to Section 607.0602 of the Florida Business Corporation Act.

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if no t contained in the amendment itself:  N/A

The date of each amendment’s adoption:  November 20, 2009

Effective date:  January 6, 2010

Adoption of Amendments

The amendment was approved by the shareholders.  The number of votes cast for the amendments by the shareholders was sufficient for approval.

Dated:  December 23, 2009

/s/ Zhenjiang Yue

Zhenjiang Yue

Chief Executive Officer